Exhibit 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com
Phone:	704-731-1527
Email:	don.washington@enproindustries.com

EnPro Industries Reports Results for the

First Quarter of 2013

•	Sales declined 8% as demand fell in most markets from the high levels of the first quarter of 2012 and as engine revenues declined

•	Declining volumes and lower demand for high-margin aftermarket products reduced segment profit margin to 11.1% from 13.9% in the first quarter of 2012

•	EPS of $0.39 in the first quarter compares to $0.64 in the first quarter of 2012 while adjusted EPS declined to $0.56 from $0.91

•	GST reported an 8% increase in EBITDA-A to $14.2 million on slightly lower third party sales of $56.5 million

CHARLOTTE, N.C., May 2, 2013 — EnPro Industries (NYSE: NPO) today reported sales of $286.9 million in the first quarter of 2013, about 8% below a strong first quarter of 2012, when sales were $311.5 million. Excluding the effect of an acquisition, sales declined by 12% from the first quarter of 2012, with approximately half of this decline as the result of reduced demand in most of the company’s industrial markets and half as a result of an $18 million reduction in new engine revenues in the Engine Products and Services segment. Segment profit in the first quarter of 2013 was $31.9 million, a 26% decrease over the first quarter of 2012, and the segment profit margin fell to 11.1% compared to 13.9% a year ago.

The company reported net income of $8.6 million, or $0.39 a share, in the first quarter of 2013 compared to net income of $13.8 million, or $0.64 a share in the first quarter of 2012. Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, restructuring costs, and other selected items, the company’s net income was $12.5 million, or $0.56 a share, compared to $19.5 million, or $0.91 a share in the first quarter of 2012.

A table attached to this press release shows the effect of selected items on net income and earnings per share in the first quarters of 2013 and 2012. All per share amounts in this release are stated on a diluted basis.

Earnings before interest, income taxes, depreciation and amortization and other selected items (EBITDA) were $36.2 million in the first quarter of 2013, or 12.6% as a percent of sales, compared to EBITDA of $46.5 million, or 14.9% of sales in the first quarter of 2012.

GST and its subsidiaries, which were deconsolidated effective June 5, 2010, when they entered a process to reach a permanent resolution of all current and future asbestos claims, reported third party sales of $56.5 million in the first quarter of 2013, a slight decline from the first quarter of 2012 when third party sales were $57.6 million. GST’s adjusted net income, which excludes intercompany interest payments and asbestos-related expense, was $8.6 million in the first quarter of 2013 compared to $7.3 million in the first quarter of 2012.

Sealing Products Segment

	Quarter Ended
($ Millions)	3/31/2013	3/31/2012	Change
Sales	146.6	149.5	-2%
EBITDA	$29.1	$28.9	1%
EBITDA Margin	19.8%	19.3%
Segment Profit	$21.3	$22.5	-5%
Segment Margin	14.5%	15.1%

Sales in the Sealing Products segment declined 2% from the first quarter of 2012. Excluding the effect of the Motorwheel acquisition, sales were down 10%, primarily due to lower volumes across several markets and geographies. Demand from the segment’s semiconductor markets declined compared to the high levels experienced in the first quarter of 2012. Demand was also lower for aftermarket products sold into the heavy-duty truck market. In addition, prolonged winter weather in 2013 delayed sales of construction and water and waste water products in North America and Europe.

The segment’s profits declined 5% from the first quarter of 2012. Excluding a benefit from the Motorwheel acquisition, profits were down 14%. Lower sales volume compared to the first quarter of 2012 was the biggest driver of the decline. Segment profits benefited from a $1.5 million reversal of an accrual associated with an acquisition completed in 2009 and from lower restructuring costs relative to the first quarter of 2012. Segment profit margin declined to 14.5% from 15.1% in the first quarter of 2012 primarily due to reduced sales of higher-margin aftermarket components, particularly at Stemco.

Engineered Products Segment

	Quarter Ended
($ Millions)	3/31/2013	3/31/2012	Change
Sales	$91.8	$100.6	-9%
EBITDA	$11.3	$14.3	-21%
EBITDA Margin	12.3%	14.2%
Segment Profit	$5.8	$9.0	-36%
Segment Margin	6.3%	8.9%

Engineered Products segment sales decreased by 9% compared to the first quarter of 2012, reflecting weaker demand in the segment’s European and U.S. automotive, industrial and refining markets and continued weakness in its Canadian natural gas markets.

Segment profits also decreased. Although segment profits benefited from cost reductions at CPI and from price increases at both GGB and CPI, the benefits were more than offset by declining volumes and costs at GGB. Segment margins declined to 6.3% from 8.9%. Restructuring costs were about the same in the first quarter of 2013 as in the first quarter of 2012.

Engine Products and Services Segment

	Quarter Ended
($ Millions)	3/31/2013	3/31/2012	Change
Sales	$49.4	$62.0	-20%
EBITDA	$5.6	$12.6	-56%
EBITDA Margin	11.3%	20.3%
Segment Profit	$4.8	$11.8	-59%
Segment Margin	9.7%	19.0%

Sales in the Engine Products and Services segment declined by 20% from the first quarter of 2012. The decline reflects an $18.4 million decrease in engine revenues accounted for under the completed contract method, partially offset by an increase in engine revenues recorded under the percentage of completion method and stronger sales of environmental upgrade packages. No engine revenues were recorded under the completed contract method in the first quarter of 2013. Segment profits and margins declined due to lower sales volumes, a less profitable product mix as sales of environmental upgrade packages increased and a low-margin engine refurbishment project was completed, and a one-time adjustment due to a change of the accounting treatment for foreign exchange hedges.

Garlock Sealing Technologies

	Quarter Ended
($ Millions)	3/31/2013	3/31/2012	Change
Third Party Sales	$56.5	$57.6	-2%
EBITDA-A	$14.2	$13.2	8%
EBITDA Margin	25.1%	22.9%
Operating Profit	$12.7	$11.6	9%
Operating Profit Margin	22.5%	20.1%
Adjusted Net Income	$8.6	$7.3	18%

Third party sales at the deconsolidated operations of GST and its subsidiaries were down slightly from the first quarter of 2012 reflecting a modest reduction in activity in certain foreign markets. Lower costs improved operating profits, and profit margins improved to 22.5%. GST’s adjusted net income, which excludes intercompany interest income and expense associated with its asbestos claims resolution process, increased to $8.6 million. Asbestos-related expense at GST was $11.0 million in the quarter compared with $4.2 million in the first quarter of 2012.

Cash Flows

EnPro’s cash balance stood at $48.5 million at March 31, 2013. For the first three months of the year, operating activities used cash of $17.8 million compared to providing cash of $3.4 million in the first three months of 2012. The change largely reflects lower operating profits as a result of weaker markets and the timing of higher pension and tax payments. Capital expenditures were $15.4 million compared to $6.4 million in the first quarter of 2012. The company believes operating cash flows will be sufficient to fund working capital and anticipated capital expenditures for the remainder of 2013.

GST finished the first three months of 2013 with cash and investments totaling $150.6 million dollars, compared with $153.6 million at the end of 2012.

Outlook

“Although we see no indication of sustained improvement, we expect seasonal growth in some markets during the second quarter,” said Steve Macadam, president and chief executive officer. “These seasonal factors are likely to support an increase in sales compared to the first quarter. Profits and profit margins should improve as volumes increase and as we continue to benefit from previously implemented cost reductions and efficiency programs.

“Longer term, we remain cautious,” Macadam continued. “In North America, we believe low levels of growth are likely in most of our markets during 2013. In Europe, we anticipate little if any growth as weak economic conditions persist in many of our markets. In these circumstances, we will continue to ensure that our cost structure is in line with activity levels in all markets.”

Conference Call and Webcast Information

EnPro will hold a conference call today, May 2, at 10:00 a.m. Eastern Time to discuss first quarter 2013 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 44257427. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC

Results for the first quarters 2013 and 2012 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for first quarters of 2013 and 2012 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters Ended March 31, 2013 and 2012

(Stated in Millions of Dollars, Except Per Share Data)

	2013	2012
Net sales	$286.9	$311.5
Cost of sales	192.7	204.3

Gross profit	94.2	107.2

Operating expenses:
Selling, general and administrative	72.6	73.5
Other	0.9	1.5

Total operating expenses	73.5	75.0

Operating income	20.7	32.2
Interest expense	(11.1)	(10.7)
Interest income	0.1	0.1

Income before income taxes	9.7	21.6
Income tax expense	(1.1)	(7.8)

Net income	$8.6	$13.8

Basic earnings per share	$0.41	$0.67

Average common shares outstanding (millions)	20.7	20.6

Diluted earnings per share	$0.39	$0.64

Average common shares outstanding (millions)	22.3	21.4

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2013 and 2012

(Stated in Millions of Dollars)

	2013	2012
Operating activities
Net income	$8.6	$13.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7.4	6.5
Amortization	6.7	6.0
Accretion of debt discount	1.8	1.7
Deferred income taxes	(4.3)	7.9
Stock-based compensation	(1.8)	2.5
Excess tax benefits from stock-based compensation	(2.0)	—
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable	(19.5)	(11.6)
Inventories	(2.3)	(15.6)
Accounts payable	4.2	9.9
Other current assets and liabilities	(8.3)	(15.6)
Other non-current assets and liabilities	(8.3)	(2.1)

Net cash provided by (used in) operating activities	(17.8)	3.4

Investing activities
Purchases of property, plant and equipment	(9.8)	(5.5)
Payments for capitalized internal-use software	(3.5)	(0.4)
Acquisitions, net of cash acquired	(2.2)	(0.5)
Other	0.1	—

Net cash used in investing activities	(15.4)	(6.4)

Financing activities
Net proceeds from (repayments of) short-term borrowings	7.4	(0.3)
Proceeds from debt	63.3	41.8
Repayments of debt	(42.5)	(30.4)
Other	2.0	—

Net cash provided by financing activities	30.2	11.1

Effect of exchange rate changes on cash and cash equivalents	(2.4)	0.6

Net increase (decrease) in cash and cash equivalents	(5.4)	8.7
Cash and cash equivalents at beginning of period	53.9	30.7

Cash and cash equivalents at end of period	$48.5	$39.4

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$16.7	$15.9
Income taxes	$5.4	$(0.1)

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of March 31, 2013 and December 31, 2012

(Stated in Millions of Dollars)

	March 31,	December 31,
	2013	2012
Current assets
Cash and cash equivalents	$48.5	$53.9
Accounts receivable	204.4	187.2
Inventories	131.9	130.8
Other current assets	24.9	22.3

Total current assets	409.7	394.2
Property, plant and equipment	186.7	185.5
Goodwill	217.1	220.4
Other intangible assets	216.4	222.5
Investment in GST	236.9	236.9
Other assets	115.2	111.4

Total assets	$1,382.0	$1,370.9

Current liabilities
Short-term borrowings from GST	$17.9	$10.1
Notes payable to GST	11.2	10.7
Current maturities of long-term debt	150.9	1.0
Accounts payable	87.1	83.9
Accrued expenses	101.1	121.8

Total current liabilities	368.2	227.5
Long-term debt	57.1	184.3
Notes payable to GST	248.1	237.4
Pension liability	106.4	112.7
Other liabilities	55.9	61.9

Total liabilities	835.7	823.8

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	423.6	425.4
Retained earnings	154.5	145.9
Accumulated other comprehensive loss	(30.6)	(23.0)
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	546.3	547.1

Total liabilities and shareholders’ equity	$1,382.0	$1,370.9

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters Ended March 31, 2013 and 2012

(Stated in Millions of Dollars)

Sales

	2013	2012
Sealing Products	$146.6	$149.5
Engineered Products	91.8	100.6
Engine Products and Services	49.4	62.0

	287.8	312.1
Less intersegment sales	(0.9)	(0.6)

	$286.9	$311.5

Segment Profit

	2013	2012
Sealing Products	$21.3	$22.5
Engineered Products	5.8	9.0
Engine Products and Services	4.8	11.8

	$31.9	$43.3

Segment Margin

	2013	2012
Sealing Products	14.5%	15.1%
Engineered Products	6.3%	8.9%
Engine Products and Services	9.7%	19.0%

	11.1%	13.9%

Reconciliation of Segment Profit to Net Income

	2013	2012
Segment profit	$31.9	$43.3
Corporate expenses	(9.1)	(9.1)
Interest expense, net	(11.0)	(10.6)
Other expense, net	(2.1)	(2.0)

Income before income taxes	9.7	21.6
Income tax expense	(1.1)	(7.8)

Net income	$8.6	$13.8

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Selected Items to Net Income (Unaudited)

For the Quarters Ended March 31, 2013 and 2012

(Stated in Millions of Dollars, Except Per Share Data)

	2013		2012
	$	Per share	$	Per share
Income before selected items	$12.5	$0.56	$19.5	$0.91
Adjustments (net of tax):
Restructuring costs	(0.6)	(0.02)	(0.8)	(0.04)
Interest expense and royalties with GST	(4.7)	(0.21)	(4.5)	(0.21)
Other	—	—	(0.1)	(0.01)
Tax accrual adjustments	1.4	0.06	(0.3)	(0.01)

Impact	(3.9)	(0.17)	(5.7)	(0.27)

Net income	$8.6	$0.39	$13.8	$0.64

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying the Company’s tax rate to the pre-tax amount. The interest expense with GST is included in interest expense and the restructuring costs and other are included as part of other operating expense. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters Ended March 31, 2013 and 2012

(Stated in Millions of Dollars)

	Quarter Ended March 31, 2013
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$29.1	$11.3	$5.6	$46.0
Deduct depreciation and amortization expense	(7.8)	(5.5)	(0.8)	(14.1)

Segment profit	$21.3	$5.8	$4.8	$31.9

EBITDA margin	19.8%	12.3%	11.3%	16.0%

	Quarter Ended March 31, 2012
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$28.9	$14.3	$12.6	$55.8
Deduct depreciation and amortization expense	(6.4)	(5.3)	(0.8)	(12.5)

Segment profit	$22.5	$9.0	$11.8	$43.3

EBITDA margin	19.3%	14.2%	20.3%	17.9%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Unaudited)

For the Quarters Ended March 31, 2013 and 2012

(Stated in Millions of Dollars)

	2013	2012
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted EBITDA)	$36.2	$46.5
Adjustments:
Interest expense, net	(11.0)	(10.6)
Income tax expense	(1.1)	(7.8)
Depreciation and amortization expense	(14.1)	(12.5)
Restructuring costs	(0.9)	(1.3)
Other	(0.5)	(0.5)

Impact	(27.6)	(32.7)

Net income	$8.6	$13.8

EnPro Industries, Inc.

Selected Results Reflecting Deconsolidation of GST (Unaudited)

(Stated in Millions of Dollars)

	Quarter Ended		Quarter Ended
	March 31, 2013		March 31, 2012
	EnPro	GST	EnPro	GST
Adjusted net sales *	$280.8	$56.5	$306.9	$57.6

Segment profit/operating profit	$31.9	$12.7	$43.3	$11.6

Adjusted EBITDA	$36.2	$14.2	$46.5	$13.2

Income before selected items	$12.5	$8.6	$19.5	$7.3

*	Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales from EnPro to GST .